        Exhibit 99.1

GRI Bio (NASDAQ: GRI) Reports Third Quarter 2023 Financial Results and Provides Corporate Update

Phase 2a biomarker study of GRI-0621 for Idiopathic Pulmonary Fibrosis ("IPF") on track to start before year end 2023; Interim data expected H1 2024

Currently available treatments for IPF are limited with only two approved drugs that come with significant side-effects, limited compliance and no impact on survival1

GRI-0803 SLE program advancing towards completion of IND-enabling studies with IND filing on track for H1 2024

Annual prevalence estimated to be ~161,000 people in the United States affected with definite SLE2 and current treatment options are limited

LA JOLLA, CA, November 15, 2023 – GRI Bio, Inc. (NASDAQ: GRI) (“GRI Bio” or the “Company”), a biotechnology company advancing an innovative pipeline of Natural Killer T (“NKT”) cell modulators for the treatment of inflammatory, fibrotic and autoimmune diseases, today reported its financial results for the quarter ended September 30, 2023 and provided a corporate update.

“Over the course of this year, we have made fundamental progress on the development and regulatory fronts for our lead program GRI-0621 for IPF, as well as GRI-083 for SLE. Importantly, we believe 2024 will be the year of data for GRI Bio,” commented Marc Hertz, PhD, Chief Executive Officer of GRI Bio. “We believe we are positioning ourselves for a transformational year and have the potential to unlock significant value for all stakeholders.”

Recent Highlights
•Presented data supporting innovative pipeline of NKT cell modulators for the treatment of high-value inflammatory, fibrotic and autoimmune diseases at the 7th Annual Antifibrotic Drug Development Summit;
•Presented translational data demonstrating connection between NKT cells and the pathogenesis of IPF at the 2023 Pittsburgh-Ireland International Lung Conference;
•Entered into a collaboration with the UK consortia, National Institute for Health and Care Research Respiratory Translational Research Collaboration to advance its leading NKT regulation technology to treat inflammatory, fibrotic and autoimmune diseases.
•Published comprehensive invariant NKT ("iNKT") cell review in Frontiers in Immunology demonstrating a key role of type 1 iNKT cells in modulating various fibrotic conditions;
•Participated in conferences and investor-focused events (to watch replays of recent events, click here);
•Announced GRI Bio's entrance into an asset purchase agreement with Aardvark Therapeutics, Inc. ("Aardvark") pursuant to which Aardvark will acquire certain assets
1 T. M. Maher et al., Global incidence and prevalence of idiopathic pulmonary fibrosis. Respir Res 22, 197 (2021)
2 https://www.cdc.gov/lupus/facts/detailed.html

and intellectual property of the Company that pertain to its legacy asset, ADAIR (Abuse Deterrent Amphetamine Immediate Release).

GRI-0621: Type 1 invariant NKT (“iNKT”) antagonist in development for the treatment of idiopathic pulmonary fibrosis (IPF).

GRI Bio’s lead program, GRI-0621, is a small molecule RAR-βɣ dual agonist that inhibits the activity of human type 1 iNKT cells. In preliminary trials to date3 and previous trials with the oral formulation, GRI-0621 has been shown to improve fibrosis in multiple disease models and improve liver function tests and other markers of inflammation and injury in patients.

GRI is developing and repurposing GRI-0621 as a once-daily oral capsule for the treatment of IPF with the potential to expand into additional fibrotic indications. The Company plans to leverage the 505(b)(2) regulatory pathway and to launch a Phase 2a biomarker study evaluating GRI-0621 for the treatment of IPF.

Expected GRI-0621 Upcoming Milestones
•H2 2023: Launch Phase 2a biomarker study
•H1 2024: Report interim data from Phase 2a biomarker study
•H2 2024: Report topline results from Phase 2a biomarker study

GRI-0803: Novel activator of human type 2 NKT cells in development for the treatment of autoimmune disorders, with an initial focus on SLE.

GRI Bio’s second asset in development, GRI-0803, is a novel activator of human type 2 NKT cells. Activation of type 2 NKT leads to a dendritic cell-mediated inhibition of iNKT cells. In the Company’s preclinical studies, type 2 NKT activating molecules, GRI-0803 and GRI-0124, were observed to inhibit both murine and human iNKT cells. Oral administration of these type 2 NKT activating molecules was observed to inhibit lupus nephritis and to significantly improve overall survival.

Expected GRI-0803 Upcoming Milestones

•H1 2024: Complete IND-enabling studies
•H1 2024: File IND and launch Phase 1a/b
•Q3 2024: Report Phase 1a SAD topline results
•Q4 2024: Report Phase 1b MAD topline results

Summary of Financial Results for Third Quarter 2023

Net loss was $11.0 million for the nine months ended September 30, 2023.

3 I. Maricic et al., Differential Activation of Hepatic Invariant NKT Cell Subsets Plays a Key Role in Progression of Nonalcoholic Steatohepatitis. J Immunol 201, 3017-3035 (2018), Tazoral™ for the Treatment of Moderate to Very Severe Plaque Psoriasis Briefing Document, Allergan (https://wayback.archive-it.org/7993/20170405104812/https://www.fda.gov/ohrms/dockets/ac/04/briefing/2004-4062B1_01_Allergan-Background.pdf)

Research and development expenses were $2.2 million and $0.2 million for the nine months ended September 30, 2023 and 2022, respectively. The $2.0 million increase in research and development expenses was primarily due to increases of $1.1 million in expenses related to the development program of GRI-0621, $0.4 million in consulting fees and $0.5 million in personnel expenses.

General and administrative expenses were $7.2 million and $0.4 million for the nine months ended September 30, 2023 and 2022, respectively. The $6.8 million increase was primarily related to increased costs for professional fees, including legal, accounting and investment banking fees associated with the previously disclosed merger between the Company (formerly known as Vallon Pharmaceuticals, Inc.) and GRI Bio Operations, Inc. (formerly known as GRI Bio, Inc.) of $4.9 million, personnel expenses of $1.5 million as a result of increased headcount, and increases in consulting, administrative and insurance expenses of $0.4 million as a result of operating as a public company.

As of September 30, 2023, the Company had cash and cash equivalents of approximately $3.5 million.

About GRI Bio, Inc.
GRI Bio is a clinical-stage biopharmaceutical company focused on fundamentally changing the way inflammatory, fibrotic and autoimmune diseases are treated. GRI Bio’s therapies are designed to target the activity of NKT cells, which are key regulators earlier in the inflammatory cascade, to interrupt disease progression and restore the immune system to homeostasis. NKT cells are innate-like T cells that share properties of both NK and T cells and are a functional link between the innate and adaptive immune responses. Type I invariant NKT (“iNKT”) cells play a critical role in propagating the injury, inflammatory response, and fibrosis observed in inflammatory and fibrotic indications. GRI Bio’s lead program, GRI-0621, is an inhibitor of iNKT cell activity and is being developed as a novel oral therapeutic for the treatment of idiopathic pulmonary fibrosis, a serious disease with significant unmet need. The Company is also developing a pipeline of novel type 2 NKT agonists for the treatment of systemic lupus erythematosus. Additionally, with a library of over 500 proprietary compounds, GRI Bio has the ability to fuel a growing pipeline.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions. These forward-looking statements are based on the Company’s current beliefs and expectations. Forward-looking statements include, but are not limited to, statements regarding: the Company’s expectations with respect to development and commercialization of the Company’s product candidates, the timing of initiation or completion of clinical trials and availability of resulting data, the potential benefits and impact of the Company’s clinical trials and product candidates and any implication that the data or results observed in preclinical trials or earlier studies or trials will be indicative of results of later studies or clinical trials, the Company's beliefs and expectations regarding potential stakeholder value and future financial performance. Actual results may differ from the forward-looking statements expressed by the Company in this press release and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation: (1) the inability to maintain the listing of the Company’s common stock on Nasdaq; (2) changes in applicable laws or regulations; (3) the inability of the Company to raise financing in the future; (4) the success, cost and timing of the Company’s product development activities; (5) the inability of the Company to obtain and maintain regulatory clearance or approval for its respective products, and any related restrictions and limitations of any cleared or approved product; (6) the inability of the Company to identify, in-license or acquire additional technology; (7) the inability of the Company to compete with other companies currently marketing or engaged in the development of products and services that the Company is currently developing; (8) the size and growth potential of the markets for the Company’s products and services, and their respective ability to serve those markets, either alone or in partnership with others; (9) the failure to achieve any milestones or receive any milestone payments under any agreements; (10) inaccuracy in the Company’s estimates regarding expenses, future revenue, capital requirements and needs for and the ability to obtain additional financing; (11) the Company’s ability to protect and enforce its intellectual property portfolio, including any newly issued patents; and (12) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks and uncertainties described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC on February 24, 2023 and subsequently filed reports. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
GRI@jtcir.com